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                                                                     EXHIBIT 5.1


                    [Letterhead of Debevoise & Plimpton LLP]


                                                                December 8, 2006


The Governor and Company of the Bank of Ireland
Lower Baggot Street
Dublin 2, Ireland

Ladies and Gentlemen:

         We have acted as special counsel to The Governor and Company of the Bank of Ireland, a corporation organized under the laws of Ireland (the "Bank"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by the Bank, of a Registration Statement on Form F-3, filed with the Commission on December 8, 2006 (the "Registration Statement"), including a prospectus, dated December 8, 2006 (the "Prospectus"), relating to the registration of an unspecified and indeterminate aggregate principal amount of medium-term notes (the "Notes") and the public offering, from time to time, of the Notes as part of the Bank's medium-term note program. The Notes will be issued in one or more series, each of which may comprise one or more tranches, and will be issued pursuant to (i) the Indenture, dated as of December 8, 2006 (the "Indenture"), entered into between the Bank and The Bank of New York, as indenture trustee (the "Trustee"), (ii) the Distribution Agreement, dated as of December 8, 2006 (the "Distribution Agreement"), entered into between the Bank and the agents named therein and (iii) any terms agreement (in the form attached to the Distribution Agreement as Exhibit A) to be entered into in connection with the sale of Notes (each a "Terms Agreement").

         In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Bank and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Bank and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Distribution Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted


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to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) that the Trustee has the power and authority to execute and deliver, and to perform its obligations under, the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee, (viii) that the Trustee has the power and authority to authenticate the Notes of each series, (ix) the due authentication of the Notes of each series by the Trustee in accordance with the terms of the Indenture and (ix) that the terms of each series of Notes will be duly established so as not to violate applicable law or result in a default or breach of any agreement or instrument binding on the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank.

         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. Upon: (i) the due execution, issuance and delivery of the Notes of each series by the Bank in accordance with the Indenture, (ii) the authentication of the Notes of each such series by the Trustee in accordance with the Indenture and (iii) the delivery of the Notes of each such series against payment as contemplated by (a) the Distribution Agreement and (b) if applicable, the Terms Agreement relating to the sale of the Notes of each such series, the Notes of each such series will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

         Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law),
(iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the Notes of any series that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest or post-judgment interest or a penalty or forfeiture or (v) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange where a final judgment concerning such obligation is rendered in another currency. In addition, the


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enforceability of any provision in the Indenture or the Notes of any series to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We have exclusively relied, with your permission, as to all matters involving the laws of Ireland including, without limitation, that (i) the Bank has the power and authority to execute and deliver, and to perform, its obligations under the Indenture, (ii) the due authorization, execution and delivery of the Indenture by the Bank, (iii) that the Bank has the power and authority to execute and deliver, and to perform its obligations under, the Notes of each series, and
(iv) the due authorization, execution and delivery of the Notes of each series by the Bank, upon the opinion of Arthur Cox, special Ireland counsel to the Bank, dated today and addressed to you.

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are normally applicable to transactions of the type contemplated by the Indenture and the Notes without regard to the particular nature of the business conducted by the Bank.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus forming a part thereof. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                         Very truly yours,

                                         /s/ Debevoise & Plimpton LLP